Exhibit 99.1

NEWS RELEASE

Contact:

Patricia Menchaca

Director of Investor Relations

408-321-3843

pmenchaca@intellisync.com

INTELLISYNC CORPORATION ANNOUNCES PROPOSED SALE OF

CONVERTIBLE SENIOR NOTES

SAN JOSE, CA (02/24/04) – Intellisync Corporation (Nasdaq: SYNC), formerly known as Pumatech, today announced that it intends to offer a new issue of $50 million aggregate principal amount of convertible senior notes due March 2009, through an offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. These notes will be convertible into shares of Intellisync common stock at a premium to the market price on the date of pricing the notes. Intellisync Corporation plans to grant the initial purchasers of the notes an option to acquire up to an additional $10 million aggregate principal amount of notes.

We expect to use $20 million of the net proceeds of the offering to complete the acquisition of an enterprise application software business specializing in intelligent synchronization technology. According to the seller, this business generated annual revenues of approximately $8.5 million in calendar 2002 and approximately $10.0 million in calendar 2003. For the same periods, the seller has advised us that the business generated operating income of approximately $2.8 million and $3.0 million, respectively. We expect the acquisition to be accretive to our earnings. However, there can be no assurances that we will be successful in signing and completing the acquisition, that the revenues or operating income of the business will continue to grow, or will not decline, or that the transaction will be accretive. We intend to use the balance of the net proceeds to us to fund possible investments in, or acquisitions of, complementary businesses, products or technologies or establishing joint ventures and for general corporate purposes and working capital requirements. Pending their ultimate use, we intend to invest the net proceeds to us from this offering in short-term, interest-bearing, investment grade securities.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Intellisync Corporation (NASDAQ—NMS: SYNC)

Intellisync Corporation, formerly known as Pumatech, Inc., provides organizations with a suite of software products and services that synchronizes and distributes information that is critical to employees, customers and partners. Intellisync Corporation’s customers and strategic partners include more than 200 original equipment manufacturers, such as AOL, IBM, Peoplesoft and RIM and approximately 1000 large enterprise accounts, including Domino’s Pizza, Merck, Pfizer and Proctor & Gamble. For more information on Intellisync Corporation’s products and services, please visit www.intellisync.com.

The forward-looking statements above in this news release are based on current expectations and beliefs, and are subject to numerous risks and uncertainties that could cause actual results to differ materially, as discussed in the “Risk Factors” section of Intellisync Corporation’s Annual Report on Form 10-K for the year ended July 31, 2003 and Intellisync’s quarterly and current reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync Corporation disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.